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                                                                  Exhibit 11.2

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
                                                                          HELPMATE ROBOTICS INC.
                                                                CALCULATION OF NET LOSS PER COMMON SHARE
                                                      ------------------------------------------------------------
                                                       Six Months      Six Months     Three Months    Three Months
                                                          Ended           Ended          Ended           Ended
SUPPLEMENTAL EARNINGS PER SHARE                          06/30/96        06/30/95       06/30/96        06/30/95
                                                      ------------------------------------------------------------
Historical

Net Loss Applicable  to Shareholders                  $(1,640,428)    $(1,357,742)    $  (841,095)    $  (747,735)
                                                      ============================================================

Weighted Average Common Shares Outstanding              5,449,802       1,582,409       6,332,508       1,583,854

Incremental Shares Issuable Pursuant to SAB Topic 4D       38,553          38,553          38,553          38,553

Shares Applicable to Convertible
   Preferred Stock                                        308,540       1,458,247               -       1,479,807
                                                      ------------------------------------------------------------

Total Shares                                            5,796,895       3,079,209       6,371,061       3,102,214
                                                      ============================================================

Historical Net Loss Per Common Share                       $ (.28)         $ (.44)         $ (.13)         $ (.24)
                                                      ============================================================